Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2024

FOR MORE INFORMATION CONTACT:

Timothy S. Crane, President and CEO – Wintrust Financial Corporation, (847) 939-9000

David A. Dykstra, Vice Chair and COO – Wintrust Financial Corporation, (847) 939-9000

Richard L. Postma, Chairman – Macatawa Bank Corporation, (616) 392-1517

Wintrust Website address: www.wintrust.com

Macatawa Website address: www.macatawabank.com

WINTRUST FINANCIAL CORPORATION COMPLETES ITS MERGER WITH MACATAWA BANK CORPORATION

ROSEMONT, IL & HOLLAND, MI – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) and Macatawa Bank Corporation (“Macatawa”) today jointly announced the completion of their previously announced merger whereby Wintrust acquired Macatawa in an all-stock transaction. Macatawa was the parent company of Macatawa Bank, which is headquartered in Holland, Michigan and operates a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties, including Grand Rapids.

Founded in 1997, Macatawa Bank has an exemplary history of serving its communities. As of June 30, 2024, it had approximately $2.7 billion in assets, $2.3 billion in deposits and $1.3 billion in loans. Macatawa Bank’s approach to customer service is similar to that at each of the fifteen other Wintrust Community Banks and their more than 170 banking locations. Like Wintrust, Macatawa Bank prides itself on delivering outstanding service to both consumer and commercial clients.

Timothy S. Crane, President and CEO of Wintrust, said, “Macatawa Bank provides an ideal platform to expand into West Michigan with a very solid bank. The bank has a strong core deposit base, exceptional asset quality, a client focused culture, and a committed leadership team. Together, we will be a formidable, community-minded competitor to the other banks in the area. We look forward to providing Macatawa Bank’s customers with an expanded array of products and services and are thrilled to welcome Macatawa Bank clients and team members to the Wintrust family.”

Richard L. Postma, who served as Chairman of the Board of Macatawa prior to the merger, said, “Wintrust provides Macatawa Bank with the ability to retain and enhance its uniquely personalized consumer and commercial community presence in the West Michigan area by retaining the Macatawa Bank name, its key employees, branches, and a legally constituted community bank board, as a separately chartered bank and the only Wintrust subsidiary bank located within the State of Michigan. We are confident that this transaction, which combines similar cultures and operating philosophies, will result in a continued community bank that offers all the enhanced services, products and technology of Wintrust to meet the evolving banking needs of our customers.”

As provided for in the merger agreement, Richard L. Postma has been appointed to the Board of Directors of Wintrust.

Terms of the Transaction

The aggregate purchase price to Macatawa shareholders is approximately $510.3 million, or $14.85 per share. In the transaction, each of Macatawa’s 34,361,562 common shares outstanding at the time of the merger were converted into the right to receive merger consideration paid in shares of Wintrust common stock. Accordingly, each common share of Macatawa outstanding at the time of merger was converted into the right to receive 0.137 shares of Wintrust common stock, with cash paid in lieu of fractional shares. The transaction is not expected to have a material effect on Wintrust’s 2024 earnings per share.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor and Warner Norcross + Judd LLP acted as legal advisor to Macatawa in the transaction. ArentFox Schiff LLP served as legal advisor to Wintrust.

About Wintrust

Wintrust is a financial holding company, now with assets of approximately $62 billion, whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. As a result of the acquisition of Macatawa, Wintrust now operates sixteen community bank subsidiaries, with over 200 banking locations located in the greater Chicago, southern Wisconsin, west Michigan and southwest Florida market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws relating to the acquisition of Macatawa by Wintrust and integration of Macatawa with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectations. Investors and security holders are cautioned that such statements are predictions, are not guarantees of future performance and actual events or results may differ materially. Completion of the integration activities, expected financial results or other plans are subject to a number of risks and uncertainties.

Additional risks and uncertainties may include, but are not limited to, the risk that expected cost savings, revenue synergies and other financial benefits from the merger may not be realized or take longer than expected to realize.

For further information regarding additional factors that could cause results to differ materially from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Annual Report on Form 10-K for the most recently ended fiscal year of Wintrust, and subsequent Quarterly Report on Form 10-Q as well as other documents subsequently filed by Wintrust with the Securities and Exchange Commission. Forward-looking statements included in this press release speak only as of the date made and Wintrust assumes no obligation and disclaims any intent to update or revise any forward-looking statement, whether because of new information, future events or otherwise, except as required by law.

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